Exhibit 99.1

Crescent Financial Corporation Announces Exercise of Over-Allotment Option

Cary, N.C. – December 1, 2005 – Crescent Financial Corporation (Nasdaq National Market: CRFN) (the “Company”), the parent company of Crescent State Bank, announced today that Ryan Beck & Co., Inc., the sole underwriter of its recently completed stock offering, has exercised its option to purchase an additional 43,000 shares of the Company’s common stock to cover over-allotments.

On November 2, 2005, the Company completed the sale of 805,000 shares of its common stock at $15.00 per share in a firm commitment underwritten public offering. Net proceeds from the offering, including the over-allotment option, total approximately $11.7 million.

The common stock offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Ryan Beck & Co., Inc., 18 Columbia Turnpike, Florham Park, NJ 07932. An electronic copy of the prospectus is also available on the Securities and Exchange Commission’s website at http://www.sec.gov.

Crescent Financial Corporation is the holding company for Crescent State Bank, a North Carolina-chartered community bank which opened in December 1998 to cater to the financial needs of the communities it serves. As of September 30, 2005, Crescent State Bank had total assets of approximately $405 million, deposits of approximately $313 million, and net loans of approximately $318 million. Crescent State Bank operates nine full service banking offices in the communities of Cary (2), Apex, Clayton, Garner, Holly Springs, Sanford, Southern Pines, and Pinehurst, North Carolina and a loan production office located in Raleigh, North Carolina. Investors can access additional information through the Bank’s website at http://www.crescentstatebank.com.

CONTACT:

Michael G. Carlton, President and Chief Executive Officer

Crescent Financial Corporation

(919) 460-7770

mcarlton@crescentstatebank.com

5